UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 12, 2013

Nanometrics Incorporated

(Exact name of registrant as specified in its charter)

Delaware	0-13470	94-2276314
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1550 Buckeye Drive, Milpitas, California 95035

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (408) 545-6000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 – Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 12, 2013, the Compensation Committee (the “Committee”) of the Nanometrics Board of Directors established performance metrics for fiscal year 2013 under its Executive Performance Bonus Plan. The fiscal year 2013 performance metrics are based upon achieving certain targets related to (1) market share within key customer accounts, (2) increased penetration into the foundry market and (3) revenue growth for emerging product lines.

The target bonus for each executive officer is expressed as a percentage of 2013 base salary as follows:

Executive Officer	Target Bonus Opportunity (% of base salary)
Timothy J. Stultz, Ph.D., Chief Executive Officer	100%
Bruce A. Crawford, Chief Operating Officer	70%
Ronald W. Kisling, Chief Financial Officer	55%
Nancy E. Egan, General Counsel	40%

Each participant may receive between 0% and 200% of the targeted amount, depending on performance against established targets in the three performance metrics, with each given approximately equal weight. In addition, if Nanometrics fails to meet certain thresholds for adjusted operating income, the actual bonus payable will be capped at either 100% or 150%, depending on actual adjusted operating income. “Adjusted operating income” is defined as GAAP operating income / (loss) plus stock compensation expense, depreciation, amortization, amortization of intangible assets, and any unusual charges, such as restructuring, impairment, litigation or acquisitions expenses.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NANOMETRICS INCORPORATED

Dated: March 18, 2013	By:	/s/ Ronald W. Kisling
Ronald W. Kisling
Chief Financial Officer